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FINAL TRANSCRIPT

Conference Call Transcript

VPI - Q3 2005 Vintage Petroleum Earnings Conference Call

Event Date/Time: Nov. 03. 2005 / 4:00PM ET

Event Duration: N/A

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CORPORATE PARTICIPANTS

Robert Phaneuf

Vintage Petroleum Incorporated - VP of Corporate Development

Charles Stephenson

Vintage Petroleum Incorporated - Chairman, President & CEO

William Abernathy

Vintage Petroleum Incorporated - COO

William Barnes

Vintage Petroleum Incorporated - Treasurer, Secretary, EVP & CFO

Larry Sheppard

Vintage Petroleum Incorporated - Senior VP of New Ventures

Michael Meimerstorf

Vintage Petroleum Incorporated - VP, Principal Accounting Officer & Controller

Gary Watson

Vintage Petroleum Incorporated - VP of International

Chris Jacobson

Vintage Petroleum Incorporated - VP of US Operations

CONFERENCE CALL PARTICIPANTS

Joe Allman

RBC Capital Markets - Analyst

PRESENTATION

Operator

Welcome to Vintage Petroleum Conference Call to review its Third Quarter 2005 Financial and Operating Results. This call is for the benefit of Vintage shareholders and other interested parties, and any rebroadcast of this call for commercial purposes is prohibited without the permission of Vintage.

I would now like to turn the program over to Mr. Phaneuf.

Robert Phaneuf - Vintage Petroleum Incorporated - VP of Corporate Development

Thanks very much, Jennifer, and welcome again to the Vintage Petroleum third quarter conference call. Our attendees today, we have with us Charlie Stephenson, our CEO; Bill Abernathy, our COO; Bill Barnes, our CFO; Larry Sheppard, our Senior VP of New Ventures; Mickey Meimerstorf; our VP and Controller; Gary Watson, our VP of International; and Chris Jacobson, our VP of US Operations.

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For today’s agenda, I have a somewhat more lengthy preamble. We’ll follow that with highlights, and then Bill Abernathy will give us some prepared remarks, reviewing the third quarter, speak a little bit to revisions in our capital budget and our revised targets for 2005. That will be followed by Larry Shepherd, who will review the exploration update, and then we’ll turn it over to Charlie Stephenson, our CEO for the concluding comment.

So as promised, let me begin with a somewhat more lengthy preamble. I apologize beforehand, but as most of you know we signed a merger agreement with Occidental Petroleum on October the 13, and so we have some additional legal requirements to get out of the way today by way of disclaimers.

So before we begin, I need to remind our listeners that all statements made during this call other than statements of historical facts are forward-looking statements. The dialogue and webcast slides contain current estimates and information with respect to targets that involve risk factors and uncertainties. A number of factors could cause actual results to differ materially from the expectations we’re going to discuss. You should read our forward-looking statements in the Company’s filings with the SEC for risk factors associated with our business.

As I mentioned earlier, on October 13th of this year, Vintage announced that it entered into a merger agreement to be acquired by Occidental Petroleum. As part of that process, Vintage will file a proxy statement, Oxy will file a Form S-4, and both companies will file other relevant documents concerning the post-merger transaction with the SEC. Investors are urged to read the proxy statement and Form S-4 when they become available and any other relevant documents filed with the SEC, because they will include important information.

You’ll be able to obtain documents free of charge at the website maintained by the SEC, at “www.sec.gov.”. In addition, you can get the same documents when they are filed with the SEC by coming to Vintage, free of charge, contacting Bill Barnes, our Executive Vice President and Corporate Secretary at the Vintage headquarters, 110 West Seventh Street, Tulsa, Oklahoma 74119. These documents will also be available online at our website “www.vintagepetroleum.com.”

In connection with the merger, Vintage, Oxy and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the Vintage shareholders. Information about the directors and executive

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officers of Vintage and their ownership of Vintage stock is set forth in the proxy statement for Vintage’s 2005 Annual Meeting of shareholders.

Information about the directors and executive officers of Oxy and their ownership of Oxy stock is set forth in the proxy statement for Oxy’s 2005 Annual Meeting of shareholders as well. Investors may obtain additional information regarding the interest of such participants by reading the proxy statements and Form S-4 for the merger when they become available. So investors should read the proxy statements and Form S-4 carefully before making investment decisions.

Moving on, occasionally on the call today we’ll be referring to non-GAAP measures, in particular cash flow and EBITDAX. I need you to be sure to reconcile those with the corresponding GAAP disclosures in our earnings release and accompanying table.

At this point, I’m going to turn it back over to the moderator for a few last remarks with respect to the Q&A in the queue, and then we’ll be ready to go into the call.

Operator

If you would like to ask a question, please press the “star” and “one” on your touchtone phones. You may withdraw your question at anytime by pressing the “pound” key. Once again, if you would like to ask a question, please press the “star” and “one.”

Robert Phaneuf - Vintage Petroleum Incorporated - VP of Corporate Development

So that’s how to access Q&A when we have completed our prepared remarks. So we’ll jump into the quarter in the call right now. It was a robust quarter for us. Our income from continuing operations was up 164% to $72 million. On a per share basis, it was up 155% to $1.07 versus $0.42 in the last year’s third quarter. These results were driven by higher prices and volume. Cash flow from continuing operations was also up 31% in this case to $113.5 million versus $86.8 million in last year’s third quarter.

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For those of you are on the webcast, we’re on page two of the highlights page. The balance sheet also continues to be in very good shape. Cash continues to grow, generated by excess cash flow over CapEx. Our net debt at 9/30 was $369 million, including $181 million of cash. This brings our net debt-to-book capitalization ratio at 9/30 to 31%, and compares very favorably with the 55% in the third quarter of last year. And if anybody wants additional details on that, they can see slide 21 in the appendix.

Well, as a result of good production performance, particularly in US, Argentina and Yemen, we’ve had a modest reallocation of a portion of our existing $285 million capital budget, basically, providing additional funding for additional exploitation activity. In addition, we are reaffirming our 2005 production target of 27.3 million BOEs today, and Bill will go into additional detail on that. And we are raising cash flow and EBITDAX targets for 2005 due to higher assumed oil and gas prices.

Well, jumping into some of the quarterly results, if you turn to page three, we talk about realized prices for the quarter. For oil, realized prices were up 31% to $41.82 a barrel versus $31.99 in the same quarter last year. Similarly, gas prices were up 44% to average $5.49 in Mcf versus $3.81 last year.

On the next page, page four, we show you our third quarter sales volumes. Again, oil was up 20% to 5.1 million barrels, again with contributions from the US, Argentina and Yemen, all strong. This was slightly offset by gas volumes which are down 25%, but overall BOEs were up 5% for the quarter to 6.8 million BOEs.

This brings us to our reported third quarter results on page five. And the combination of strong oil and gas prices and volume gains led to much higher oil and gas revenues, which carried through to not only income but cash flow. You can see on this page that oil and gas revenues grew a substantial 45% to $268 million in the quarter. Stronger revenues essentially drove income higher by 164% to the $72 million we mentioned earlier, and similarly drove cash flow up 31% to $113.5 million.

With these remarks done, I’ll turn it to Bill Abernathy to give you some explanation for why these good things occurred.

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William Abernathy - Vintage Petroleum Incorporated - COO

Thank you, Bob. I’d like to spend the next few minutes discussing production and expenses for the quarter, reallocation of our capital budget and our revised targets for 2005. For those of you that are on the webcast, I’ll start with slide number six, which I think you’ll recognize as a repeat of slide number four.

Production for the quarter was 5.1 billion barrels of oil, 9.7 Bcf or 6.8 million BOEs. I think you all know how hard the Gulf Coast was hit by Hurricanes Katrina and Rita during the quarter and although we experienced some downtime as a result, we feel that we came through it all relatively unscathed compared to those with greater concentrations in the Gulf. Our daily production rates in every country were either at or above forecasted levels, and even though we had some hurricane downtime in the Gulf Coast and a short period of production downtime in Argentina, we actually produced within 1.8% of our expectation for the quarter.

In the US, in spite of 175,000 BOEs of hurricane downtime, we still produced marginally above our expectations for the quarter. This is a reflection of continued success in our exploitation efforts, especially in the Luling, Darst Creek, West Ranch and South Gilmer fields in various parts of Texas.

In Argentina, we produced about 150,000 BOEs, below our expectation because of a contract oilfield workers’ strike but we were producing above our forecast, prior to that point, and we have moved to even higher levels since that time because of the very good results we’ve had exploitation-wise, especially in the drilling program there this year and would have exceeded our forecast by about 100,000 BOEs, otherwise. Production in Bolivia and Yemen was generally as we expected.

Lease operating expenses for the quarter were $11.80 per BOE, including taxes and $7.52 per BOE before the impact of taxes. And this is actually a little bit low — lower than what we were expecting for costs in the field, led by the US. But the total LOE including taxes was a little higher than projected because of the effect of higher product prices on severance and export taxes.

Moving to slide number 7, we have a pie chart of our capital budget, which remains at $285 million, although it has been reallocated relative to the figures we presented at the end of the second quarter. The exploitation component of this

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budget is now $234 million or 82% of the total that’s compared to $217 million before. And the exploration component is $51 million or 18% of the total and that’s compared to $68 million before. This reallocation is driven by a couple of factors. First, continued success in exploitation in the US and Argentina has led to allocate some additional dollars for fourth quarter spending in both of those countries. And secondly, the tight market for drilling rigs in the US has led to some difficulty securing rigs to drill some of our conventional and unconventional exploration prospects. And as a result, we are deferring some spending on those projects out of 2005.

Looking forward on slide number 8, we have revised our 2005 targets. First of all, we are increasing the NYMEX reference price for oil from $55 to 56.50 per barrel and leaving the realization fixed at 74%. The NYMEX reference price for gas has increased from $7 to $8.50 per MMBtu, although the realization has been adjusted from 70% to 67% because of the smaller percentage of US gas in the mix, and I’ll address that a little bit more, later. Production remains at 27.3 million BOEs, in spite of the downtime that I mentioned earlier. And I will also address that in greater detail here momentarily.

The budget remains fixed at $285 million and referring to the bottom of this page, production costs are marginally reduced to 7.20 per BOE while production taxes are increased in line with product prices to 3.80 per BOE, and that yields an increase in total LOE from 10.80 to $11 per BOE. And the result of all of this is an increase in EBITDAX from $586 million to $610 million and an increase in cash flow from $435 million to $445 million. As I mentioned earlier, I would like to make a few additional comments on our production guidance. And as also mentioned, in total, we’ve left our production target unchanged at 27.3 million BOEs. And I guess I could see how someone might ask how comfortable we are with that figure in light of the downtime that I have just described. So what I would like to do is address each country separately, so I can give you a little bit better feel for our thinking.

In the US, we’re keeping our guidance at 11 million BOEs, although we are marginally adjusting the oil and gas mix in favor of oil. And what I think is significant is that we are doing this in spite of the fact that we have experienced production shutdowns due to hurricanes of about 175,000 BOEs during the third quarter and expect about 250,000 BOEs during the fourth quarter. A significant piece of that is gas. But our ability to leave the forecast unchanged is a reflection of

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the continued exploitation success that I have already mentioned. And had we not had these hurricanes, we could have been actually raising our guidance to 11.4 or 11.5 million BOEs.

In Argentina, we’re leaving our guidance at 13.7 million BOEs again, adjusting the oil/gas mix slightly in favor of oil. This is also significant in light of the fact that we were affected by the contract workers’ strike. And again, it’s indicative of the success, we’ve had in our drilling program this year. And otherwise, we would have been increasing our guidance to about 13.9 million or 14 million BOEs.

In Yemen, we are largely increasing our guidance to 1.7 million barrels of oil, reflecting continued success in our development efforts in the An Nagyah field there. So taken altogether, our exploitation and development results this year have continued at a level that has allowed us to overcome about 700,000 BOEs of production losses in the third quarter or projected, during the fourth quarter and still maintain our guidance at the previous level.

And actually, there still exists the chance that we could produce another 100,000 to 200,000 BOEs over this current estimate I’ve just provided. Beyond that, I’d say that when we get some additional gas that was shut in by Hurricane Katrina back on line at the middle of this month, we expect to be producing about 78,000 BOEs per day, and that’s the highest level that we’ve ever produced from this combined set of assets.

So at this point I’ll turn the mike over to Larry Sheppard for a couple of comments on exploration.

Larry Sheppard - Vintage Petroleum Incorporated - Senior VP of New Ventures

Thank you, Bill. Good afternoon ladies and gentleman. Let me just take a second and provide you a brief update on our exploration program. In the US, on our conventional program, the well drilling in South of Louisiana, the Olivier well, is now drilling below 15,000 feet approaching projected total depth of around 16,300 feet. So we would expect here in the very near future that well should TD.

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We have a second prospect which is located in the state waters in Mustang Island of the Texas Gulf coast. That well will be operated by Woodside. We are a 20% owner in that project, which we generated and leased. That well, we think should spud about mid-December and will be about a 90 day well. So we should begin drilling in mid December and expect to know the results of that well, by the end of the first quarter.

We continue on to page 10, I believe of the webcast, we provide our update on our current status of the unconventional resource program. At the very bottom of this slide, you see an update of our leasehold position, as we continue to acquire leasehold in the five areas that we have sanctioned projects in. We currently now have topped 360,000 net acres. To provide you an update on the project that is most active in the Palo Duro Basin, we’ve now drilled two wells. We have fraced both our Echols well, the first well, and the Burleson well, the second well. Both wells are currently on long-term test and as we mentioned before, we see these tests continuing through the end of the year. And at that point, I think we would be prepared to issue some comment on how we see the prospectivity of this play as it moves into the future.

The other comment I want to make today is we are about to spud a well in the next project that we are moving forward, that is what is shown as our Play “A”. It is again a shale gas play similar to the Palo Duro Basin. It’s Devonian age and it’s much shallower. We expect that the first well should spud on this project within the next one to two weeks. Our plan currently is to drill three wells, take cores in this project. All of that will occur this year.

Lastly, what I would mention is just a brief update on Yemen on the next slide of the webcast. As Bill said, our production, I think, is moving forward quite nicely in An Nagyah. We currently are running a little better than what we expect and currently we hopefully see to be able to increment our production up slightly. We just completed the drilling of another horizontal development well in the Lam A sand. It was quite successful and we’ve currently moved the drilling rig to drill our An Nagyah 18 which will be the first take point in the Lam B sand that underlies the Lam A. It is a horizontal well. We are currently horizontal in the sand and in a couple of more weeks maybe of drilling there and, we’ll keep our fingers crossed that we would have a very nice take point in the Lam B sand so we could effectively develop those resources. As soon as we finish the An Nagyah 18, we plan to move this rig back to the North and East up around the An Naeem anticline

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to drill a well called the Hatat. And the Hatat will be a basement test. There have been a few basement tests in recent days in this basin. It largely is a new play concept, and if it works, we see it is having some pretty significant upside potential that currently is not producing in the basin.

So that concludes my comments today regarding exploration. Now, Charlie I will turn it to you for concluding remarks.

Charles Stephenson - Vintage Petroleum Incorporated - Chairman, President & CEO

Thank you, Larry. Well, as Bob mentioned earlier, we signed the merger agreement with Occidental on October 13th in which we agreed to be acquired for $20 a share plus 0.42 shares of Occidental stock for each share of Vintage stock. The merger process is moving forward. The required documents which have to be filed to the SEC and other regulatory agencies are being prepared. We expect these documents to be filed by mid-month.

Timing for the close of this transaction, it will depend upon the review process, if any, if undertaken by the SEC. The earliest expected close will be sometime in January. We are continuing to conduct our operations as you heard, according to our business plan and approved budget. And we are working with Occidental for a smooth transition upon completion of the merger.

With those comments, I will turn it to Bob at this point in time.

Robert Phaneuf - Vintage Petroleum Incorporated - VP of Corporate Development

Thanks Charlie. That concludes our prepared remarks about the quarter. And so we’ll stop here and open it for Q&A.

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QUESTION AND ANSWER

Operator

Again, if you would like to ask a question please press the “star” “one” on your touchtone phone. I’ll pause for a brief moment.

We’ll take our first question from Joe Allman from RBC Capital Markets. Go ahead Mr. Allman.

Joe Allman - RBC Capital Markets - Analyst

Hi, everybody.

Charles Stephenson - Vintage Petroleum Incorporated – Chairman, President & CEO

Hi, Joe.

Joe Allman - RBC Capital Markets - Analyst

Yes. Could you comment on the Palo Duro Basin? I understand you’re doing two long-term tests, but does that mean you’ll not do anything until you get the results of those tests? And of course, Occidental has expressed that they’ll likely sell those assets. Your lack of doing anything until you do something do you tell us anything about — what you’re thinking about the prospectivity of that played at this point or you should be doing it anyway, not really doing anything until you get the results to the test?

Larry Sheppard - Vintage Petroleum Incorporated – Sr. VP of New Ventures

Yes, Joe. I think pretty consistent with my comments all along that we would probably be into December before I thought we would have enough information to really make a comment about what we thought in this very early stage of the test of the project. And so that is — that again is just consistent, I think with what we’ve stated.

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What I would say is that we still are evaluating the plays. We’re moving forward exactly as Charlie stated with the game plan that we had before. We are currently in discussion with OXY about how these projects will transition into their organization, and they’re looking at these. So I don’t think that we would have anything to be read into what I said today other than it has been consistent with what we stated that we needed to get the long-term tests on these wells done. And at that point, I think we would have some additional feedback as to how we thought about the project and how we thought that we could move forward.

Joe Allman - RBC Capital Markets - Analyst

Are your talks in the mode of buying additional acreage for any of these unconventional resource plays at this point?

Larry Sheppard - Vintage Petroleum Incorporated – Sr. VP of New Ventures

Yes. We are. What I would say and I think I mentioned this — probably, the last time I spoke about the projects may be at the IPAA West is that we think we’ve assembled the acreage position that we see as being most prospective in the Palo Duro basin. So our leasing activity has dropped off there pretty significantly in the last two to three months because we think we’ve leased most of the acreage that we see as being highly prospective. So really I would say the decline in leasing activity there is being driven by how we see the project. But in the other areas, we’re still continuing to lease — we’re putting leases together in the areas where we anticipate drilling, and that activity continues today just as it has for the last six or seven months.

Joe Allman - RBC Capital Markets - Analyst

Great. And then just lastly, I’d love it if for Charlie if you could give your insights or anybody really there, or anybody in terms of just industry consolidation, obviously you folks are — will be going away at some point in the near future. What do you think about industry consolidation going forward? You think we are

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going to see much more of it or within acceleration, just wanted to get your insights.

Charles Stephenson - Vintage Petroleum Incorporated – Chairman, President & CEO

Joe, I guess, my comment would be that I think it would continue. Each company has their own goals and their own aspirations and their own hills to climb. So I think, as the process unfolds, you’ll probably see more consolidation.

Joe Allman - RBC Capital Markets - Analyst

Got you. Okay. I appreciate it. Thank you.

Operator

At this time, there are no more questions. Thank you.

Robert Phaneuf - Vintage Petroleum Incorporated - VP of Corporate Development

Okay. Well, thank you very much, moderator. And if there are no more questions, we will conclude the call. If anyone has any follow-up questions, we can be reached at 918-878-5451 either myself, Robert Phaneuf or (inaudible). Thanks very much. We thank you for joining us for the call. Bye, bye.

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